Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Condor Hospitality Trust, Inc.:

We consent to the use of our report dated March 19, 2018, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

May 29, 2018